Exhibit 10.17

CLASS E COMMON UNIT AWARD AGREEMENT

Date: February 7, 2019

To: ___________________

Dear _________________:

We are pleased to confirm that you have been awarded a conditional grant of Class E Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class E Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class E Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class E Unit Grants, with a Grant Date of February 7, 2019.

(1) OZM Class E Unit Grant: __________ Class E-1 Common Units in OZM.

(2) OZA Class E Unit Grant: __________ Class E-1 Common Units in OZA.

(3) OZAII Class E Unit Grant: __________ Class E-1 Common Units in OZAII.

The Class E Common Units constituting each of your Class E Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

With respect to each of the Class E Unit Grants described above and for purposes of the LPAs, a total of ____________ Class E-1 Common Units granted hereunder in each Partnership shall constitute the First Tranche of Class E-1 Common Units in such Partnership, and a total of ____________ Class E-1 Common Units granted hereunder in each Partnership shall constitute the Additional Class E-1 Common Units in such Partnership. For a description of the vesting terms applicable to the First Tranche of Class E-1 Common Units and the Additional Class E-1 Common Units, please see Exhibit E-1 of each of the LPAs.

You agree that your retention of the Class E Common Units constituting your Class E Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class E Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class E Common Units subject to the terms and conditions of the LPAs. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

In addition, you acknowledge and agree that:

(i)

Your retention of the Class E Common Units constituting your Class E Unit Grants is subject to, and conditional on, your execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Exhibit A (the “Consent to Recapitalization”) (and, if applicable, with respect to any of your Related Trusts (as defined in the Consent to Recapitalization), you shall, concurrently herewith, deliver an executed copy of a substantially similar Consent to Recapitalization from any such Related Trusts to OZM);

(ii)

Notwithstanding any terms of the Award Agreement(s) evidencing any Class A Restricted Share Units (“RSUs”) you hold from time to time to the contrary, as of the Recapitalization Date Och-Ziff will initiate a “distribution holiday” with respect to the RSUs pursuant to which the amount of any distribution equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs then held by you shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday.

2

Please sign this Award Agreement in the space provided below to confirm your Class E Unit Grants and return a copy at your earliest convenience. This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC, its General Partner

By:
Name:
Title:

3

Exhibit A

Consent to Recapitalization

Exhibit 10.11

EXECUTION VERSION

February 7, 2019

Dear Securityholders of the Operating Partnerships:

As previously disclosed, on December 6, 2018, Och-Ziff Capital Management Group LLC (the “Company”), OZ Management LP (“OZM”), OZ Advisors LP (“OZA”), OZ Advisors II LP (collectively with OZM and OZA, the “Operating Partnerships”), Och-Ziff Holding Corporation (“OZ Holding Corporation”), Och-Ziff Holding LLC (“OZ Holding LLC”) and Daniel S. Och entered into a letter agreement (together with the term sheet attached thereto, each as amended pursuant to the amendments attached to the Information Statement (as defined below), the “Agreement”). The Company, the Operating Partnerships, OZ Holding Corporation and OZ Holding LLC are referred to, collectively, as the “Oz Parties.” The Agreement contemplates the transactions described in the Omnibus Confidential Information Statement Regarding Proposed Recapitalization of the Company and Certain of its Subsidiaries (the “Information Statement” and such transactions, collectively, the “Recapitalization”). As described in more detail in the Information Statement, the Recapitalization includes, among other things, a recapitalization of certain equity interests in the Operating Partnerships (such recapitalization as applied to holders of Class A Units (as defined below) in their capacity as such, the “Class A Unit Reallocation”); a distribution holiday on certain units of the Operating Partnerships during which the Operating Partnerships will not make any distributions in respect of such units (the “Distribution Holiday”); the expected forfeiture of approximately 750,000 Class A Units owned by holders (the “Preferred Unitholders”) of the existing preferred units of the Operating Partnerships (the “Preferred Units”) (with such forfeiture, if consented to by a Preferred Unitholder, being made pro rata based on the number of Preferred Units owned by each such Preferred Unitholder who also holds Class A Units in relation to such Class A Units (the “Class A Unit Forfeiture”)); entry by members of senior management of the Company into certain binding employment arrangements; restructuring of the existing Preferred Units into debt (the “New Debt Securities”) and new preferred equity securities (the “New Preferred Securities”); an amendment (the “TRA Amendment”) to the Amended and Restated Tax Receivable Agreement (the “TRA”), dated as of January 12, 2009, by and among the Company, OZ Holding Corporation, OZ Holding LLC, the Operating Partnerships and their current and former limited partners party thereto providing for (among other things) the waiver of certain tax receivable payments for the 2017 and 2018 tax years (with certain exceptions described in the Information Statement and the Agreement) and the reduction of certain tax receivable payments in respect of the 2019 and subsequent tax years (as described in the Information Statement and the Agreement); the waiver by Mr. Och of his right to reallocate (and, under certain circumstances, be reissued) certain units cancelled pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018; the redemption of Mr. Och’s liquid balances in the Company funds; the Company’s intent to change its tax classification from a partnership to a corporation; and certain corporate governance changes (in each case, which transactions will be effected by certain implementing agreements substantially on the terms of the Agreement (the “Implementation Agreements”)). For purposes of this letter (this “Consent”), “Class A Units” shall mean Class A common units in the Operating Partnerships.

The Nominating, Corporate Governance and Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Board”) unanimously approved the terms of the Agreement and unanimously recommended that the Board approve the terms of the Agreement. The Board (with Mr. Och recusing himself), acting on the unanimous recommendation of the Conflicts Committee, approved the terms of the Agreement. While the support, consent or approval of a majority of the Class A Units owned by holders of Class A Units not including any Class A Units held by Mr. Och or any holder of Class A Units that will receive Class E common units in the Operating Partnerships in the Recapitalization (the “Minority Class A Holders”) is not required by law or otherwise to effect the Recapitalization, including the Class A Unit Reallocation, the Agreement provides that approval of the Recapitalization by the Minority Class A Holders is a condition to the Recapitalization Closing (as defined below). Each of the Oz Parties represents and warrants that Schedule A attached hereto accurately reflects (i) the number of Class A Units that you will be reallocating as part of the Recapitalization, (ii) the number of Class A Units and Class A-1 Units (as defined in the Information Statement) that you will own as a result of the Recapitalization, (iii) the amount of New Debt Securities that you will own as a result of the Recapitalization, (iv) the aggregate liquidation preference of New Preferred Securities that you will own as a result of the Recapitalization and (v) assuming your consent as requested below, the number of your Class A Units that will be subject to the Class A Unit Forfeiture. To your actual knowledge, the interests set forth on Schedule A attached hereto are held directly by the signatory to this Consent.

Consent

In accordance with the terms of the Agreement, the Oz Parties hereby request your irrevocable consent to the Recapitalization, in all of your capacities as it relates to the Oz Parties and their respective subsidiaries (the “Oz Group”) to the extent of your interests in the Oz Group and any agreements relating thereto that you are a party to, including, without limitation and as applicable, in your capacity as:

Class A Unitholders – If you hold Class A Units and execute this Consent, then you will be consenting in your capacity as a holder of Class A Units to the Class A Unit Reallocation and the Distribution Holiday.

Preferred Unitholders – If you hold Preferred Units and execute this Consent, then you will be consenting in your capacity as a holder of Preferred Units to the Class A Unit Forfeiture (if you also hold Class A Units) and the restructuring of the existing Preferred Units into New Debt Securities and New Preferred Securities, and (if you also hold Class A Units), effective upon the Recapitalization Closing, you hereby surrender your pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture.

TRA Recipients – If you are a recipient of TRA payments under the TRA and execute this Consent, then you will be consenting in your capacity as a recipient of such payments to the TRA Amendment, in which case you will also deliver an executed consent to the TRA Amendment.

Execution and delivery of this Consent also constitutes your consent with respect to the terms and conditions of all Implementation Agreements that are specifically applicable to you.

Conditions

This Consent will not be effective unless and until each of the following conditions is satisfied or waived in writing by you:

1.

The entry into definitive Implementation Agreements providing for the Recapitalization Closing, substantially as described in the Information Statement (including the satisfaction of each of the conditions described therein, except for the waiver by the parties to the Agreement of any conditions that would not adversely affect in any material respect the holders of Class A Units) has occurred no later than February 28, 2019.

2.

The receipt by the Oz Parties of (a) a consent in substantially the form attached as Exhibit D-1 (and in the case of Mr. Och’s Related Trusts (as defined below), in substantially the form attached as Exhibit D-2) (the “DO Consent”) of the Information Statement executed by Mr. Och and each of his Related Trusts (collectively with Mr. Och’s affiliates, the “DO Parties”), including substantially the same indemnification and release provisions and the unconditional and irrevocable surrender of the DO Parties’ pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture and (b) letters on substantially the same terms as this Consent executed by a majority of the Minority Class A Holders.

3.

The receipt and review of forms of the following Implementation Agreements (in substantially the form that are to be entered into) in form and substance reasonably satisfactory to you: (a) Form of Amended and Restated Limited Partnership Agreement, (b) Form of Agreement and Plan of Merger, (c) Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, (d) Senior Subordinated Term Loan and Guaranty Agreement, (e) Governance Agreement, (f) TRA Amendment, (g) Amended and Restated Exchange Agreement and (h) Amended and Restated Registration Rights Agreement.

4.

The furnishing by the Company of a copy of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) addressed to the Company, dated as of the date of the Recapitalization Closing, regarding the IRS respecting the income reallocation during the Distribution Holiday (with such condition applying solely in the event of the prior execution and delivery by you of a common interest agreement and non-reliance agreement in the form provided by Skadden Arps).

Agreements

Each of the Oz Parties hereby unconditionally and irrevocably represents, warrants, acknowledges, and agrees with you, as follows:

1.

At the Recapitalization Closing, the transactions described in the Information Statement as to be consummated at the Recapitalization Closing shall be consummated as described therein in all material respects. From and after the Recapitalization Closing until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Units (not including any Class A Units held by the DO Parties), the DO Consent shall not be amended or modified, or any provisions thereof waived, by any of the Oz Parties, which amendment, modification or waiver would provide more favorable treatment to any of the DO Parties than the treatment set forth in this Consent, unless the same more favorable treatment is simultaneously and unconditionally provided to you. The DO Consent in substantially the form of Exhibit D-1 and D-2 to the Information Statement, constitute the only agreements, arrangements or understandings regarding indemnification, release, consent or approval that any of the DO Parties (in their capacity as holders of Class A Units and as TRA recipients) are providing or are being provided in connection with the Recapitalization.

2.	Any consent to any of the transactions referenced in this letter is not a recommendation of any sort to any person and may not be relied upon by any person other than the Oz Group.

3.

None of the Oz Group will, and each such entity will cause their affiliates and representatives not to, identify you by name to any person, or publicly, in connection with the fact that you have executed (or not executed) this Consent, without your prior written consent, except as may be required by law, rule or regulation (including the rules and regulations of a national securities exchange) (other than such disclosure to other individuals that are being asked to sign a substantially similar consent).

Representations and Warranties

Each party hereto hereby represents and warrants to each of the other parties hereto and their Representatives (as defined below) that as of the date hereof: (i) such party has the power and authority to execute and deliver this Consent and to carry out its obligations hereunder, (ii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party, (iii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of such party under any of the terms, conditions or provisions of (1) its certificate of formation, limited partnership agreement or similar organizational documents, as applicable, or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such party is a party, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such party except, (x) in the case of clause (iii)(A)(1), for those occurrences that, individually or in the aggregate, would not be material to such party and, if applicable, its subsidiaries, taken as a whole, and (y) in the case of clause (iii)(A)(2) and clause (iii)(B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (iv) this Consent constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), (v) no notice to, declaration or filing with, or consent or approval of, any governmental entity or third party is required by or with respect to such party in connection with the execution of this Consent or the consummation of the Recapitalization other than filings in respect of applicable securities laws, in each case, except as would not, individually or in the aggregate, have had or be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (vi) in connection with the Recapitalization Closing, no member of the Oz Group is entering into, or will enter into, any agreement, arrangement or understanding with any of the DO Parties, that contemplates or provides (or is reasonably likely to provide) a material financial benefit to any of the DO Parties, other than as disclosed in the Information Statement or in any document attached to or circulated with the Information Statement and (vii) except for the representations and warranties contained in this Consent or, in the case of the parties thereto, the Implementation Agreements, such party acknowledges that no other party hereto is making or has made any representation or warranty (whether express or implied) in connection with this Consent or the transactions contemplated hereby.

Each of the Oz Parties hereby represents and warrants to you that, with respect to the Class A Units, the Preferred Units, the TRA, the Class A Unit Forfeiture, the New Debt Securities, and the New Preferred Securities, the treatment (and terms and conditions) applicable to any of the DO Parties in connection with the Recapitalization will be no more favorable to any of the DO Parties (other than in de minimis respects) than the treatment (and terms and conditions) applicable to any other holder or recipient thereof. For the avoidance of doubt, the representation and warranty in this paragraph does not address other interests that the DO Parties may have in the Recapitalization, as described in more detail in the Information Statement (including the Interests of Certain Persons section of the Information Statement).

Indemnification and Release

In furtherance of the parties’ desire that each person delivering a consent (and their applicable related parties, including Related Trusts (as defined below)), including for the avoidance of doubt Daniel S. Och (including his Related Trusts that hold units in the Operating Partnerships (together with Mr. Och, the “Och Parties”)), who is delivering a consent, will release, and will be released by, each member of the Oz Group, the Board and each other active and former executive managing director that delivers a consent (and their applicable related parties), the parties hereby agree as follows:

Effective upon the entry into definitive Implementation Agreements providing for the Recapitalization (with the simultaneous consummation of the applicable transactions to be consummated upon such entry) (currently expected to occur no later than February 8, 2019) (the “Recapitalization Closing”), but expressly conditioned upon the execution and delivery of this Consent by you, (i) each member of the Oz Group, (ii) the Board, and (iii) the Och Parties and the Oz Group’s active and former executive managing directors (and each of their related trusts, if any, that hold units in the Operating Partnerships (the “Related Trusts”)) that deliver an executed consent, in each case containing substantially the same indemnification and release provisions contained in this Indemnification and Release section (the “Participating Oz Parties”) (for clarification, the releases contemplated by clause (ii) will be effected pursuant to release provisions in separate release agreements and clause (iii) will be effected pursuant to release provisions in separate agreements in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust in substantially the form attached as Exhibit D-2 to the Information Statement)) and their trustees and any of the respective affiliates, successors, assigns, executors, heirs, officers, directors, managers, partners, employees, agents and representatives of any of the foregoing (“Representatives”) (collectively, each of (i) through (iii) and their respective Representatives, but for the avoidance of doubt, excluding (x) any active or former executive managing director or Related Trust that is not a Participating Oz Party and (y) Representatives of the parties in clause (x), the “Oz Release Parties”), irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims (as defined below) which any of the Oz Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against you and/or any of your Representatives (collectively, the “Consenting Partner Release Parties”), arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under an agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or the Implementation Agreements, whether for indemnification, breach or otherwise) (the “Consenting Partner Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Consenting Partner Released Claims, each of which is hereby expressly preserved, and (B) no Consenting Partner Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be a Consenting Partner Release Party should they cease to serve in such position for any reason.

For the avoidance of doubt, the failure of any active or former executive managing director who is not a party to this Consent to enter into a consent in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust, the failure of such Related Trust to enter into a consent in substantially the form attached as Exhibit D-2 to the Information Statement), may result in such active or former executive managing director (or Related Trust) failing to qualify as an Oz Release Party for purposes of this Consent but shall not otherwise invalidate this Consent or any other consent delivered by another person.

Effective upon the Recapitalization Closing, but expressly conditioned upon the execution and delivery of a consent containing release provisions in substantially the same form by each of the Participating Oz Parties (and as to which the Consenting Partner Release Parties are intended third party beneficiaries), each of the Consenting Partner Release Parties irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims which any of the Consenting Partner Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against any of the Oz Release Parties, arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under any agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or any Implementation Agreement, whether for indemnification, breach or otherwise) (the “Oz Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Oz Released Claims, each of which is hereby expressly preserved, and (B) no Oz Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be an Oz Release Party should they cease to serve in such position for any reason.

“Claim” shall mean any actual, potential or threatened claim, counterclaim, action, investigation, arbitration or other alternative dispute resolution mechanism, appeal, inquiry, inspection, audit, examination, proceeding, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, financial obligations, charges, rights, damages, loss, cost or expense, attorneys’ fees and liabilities of any kind or nature whatsoever, known or unknown, contingent or non-contingent, suspected or unsuspected, whether arising under state, federal or other law, or based on common law, statutory law, regulations, equity or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

The Oz Release Parties and the Consenting Partner Release Parties acknowledge that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Oz Release Parties and the Consenting Partner Release Parties acknowledge that such provisions are designed to protect a person from waiving Claims that it does not know exist or may exist. Nonetheless, the Oz Release Parties and the Consenting Partner Release Parties agree that, effective as of the Recapitalization Closing, the Oz Release Parties and the Consenting Partner Release Parties shall be deemed to waive any protections provided by such provisions to the fullest extent permitted by law and shall not institute any legal proceedings based upon, arising out of, or relating to any of the Claims released pursuant to this Consent, whether known or unknown at the time of executing this Consent.

It is expressly agreed that (i) the Oz Release Parties and Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the release provisions set forth herein, (ii) the Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the indemnification provisions set forth herein and (iii) the Representatives of the parties hereto shall be intended third party beneficiaries of the representations set forth herein and, in each case, shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. In addition, it is acknowledged and agreed that the Consenting Partner Release Parties shall be intended third party beneficiaries of the respective release provisions (the “Reciprocal Releases”) of each of the applicable consents or similar agreements being delivered by the Oz Release Parties that are not parties to this Consent in the same manner and to the same extent as the Oz Release

Parties thereunder (and for the avoidance of doubt, each Consenting Partner Release Party under this Consent shall be an Oz Release Party under each of the Reciprocal Releases), and shall be entitled to enforce such release provisions in the same manner and to the same extent as the parties thereto. The Oz Release Parties and Consenting Partner Release Parties agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Indemnification and Release section.

Effective upon the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, if any Consenting Partner Release Party becomes involved in any capacity in any Claim brought by any governmental or quasi-governmental agency or entity (including without limitation any city, state, or federal taxing authority) or any person, including stockholders, investors, former or active executive managing directors (or Related Trusts thereof) of the Oz Group, to the extent arising from, in connection with or as a result of the Recapitalization (other than the Intended Effects (as defined below)), solely in respect of the period beginning on May 17, 2018, each member of the Oz Group jointly and severally will reimburse or, if so requested by the Consenting Partner Release Parties, advance, or cause to be advanced (within ten business days of such request), any and all reasonable and documented out-of-pocket legal and other fees and expenses (including the cost of any preparation) incurred in connection therewith by such Consenting Partner Release Party, provided, however, that such Consenting Partner Release Party shall have given a written undertaking to reimburse the Oz Group in the event it is subsequently determined that such Consenting Partner Release Party is not entitled to indemnification pursuant to this Consent (the “Expense Reimbursement”). Effective from and after the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, each member of the Oz Group shall jointly and severally indemnify the Consenting Partner Release Parties and hold them harmless on an after-tax basis against any and all liabilities, debts, obligations, losses, damages, Claims, costs or expenses (including costs of investigation and preparation and reasonable and documented out-of-pocket attorneys’ fees and expenses) (but for the avoidance of doubt, not including any of the transactions contemplated by the Implementation Agreements or the intended effects of the Recapitalization (the “Intended Effects”), including, without limitation, any diminution in the value of a holder’s securities, loss of value in shares being reallocated or similar matters) (collectively, “Losses”) to any such person to the extent arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, in each case, including, but not limited to, any such Losses relating to (i) taxes (including any related interest and penalties) resulting from the allocation of net income of the Operating Partnerships to units of the Operating Partnerships other than the Class B Units (as defined in the Information Statement) during the Distribution Holiday except for (1) any such allocation pursuant to the Book-Up Provisions (as defined in the Amended and Restated Limited Partnership Agreements of the Operating Partnerships, as amended and restated as of the date of the Recapitalization Closing), (2) taxes resulting from any deemed distribution for U.S. federal income tax purposes with respect to such units of the Operating Partnerships other than the Class B Units resulting from the reallocation of any nonrecourse liabilities of the Operating Partnerships outstanding at the time of the Recapitalization, and (3) taxes for any period that includes the Distribution Holiday or any portion thereof for which the Consenting Partner Release Party had granted, or had granted on its behalf, to any taxing authority a waiver or consent extending any statute of limitation for the assessment of taxes for such period, unless the Consenting Partner Release Party has notified the Oz Group in writing of such waiver or consent within 10 days of their grant (in the case of this clause (3), solely to the extent that the failure to have notified the Oz Group materially prejudices the Oz Group’s ability to contest any assessment of taxes for which it would be required to indemnify such Consenting Partner Release Party or to make a claim under the Tax Indemnity Policy (as defined below)), (ii) Claims by any other holder of units in the Oz Group against one or more of the Consenting Partner Release Parties, (iii) Claims by any active or former executive managing director or Related Trust or any other person against one or more of the Consenting Partner Release Parties and (iv) Claims by any holders of Class A Shares (as defined in the Information Statement) against one or more of the Consenting Partner Release Parties, but in all cases, solely to the extent (x) arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, and (y) other than in the case of Expense Reimbursement, such Losses become payable in a final and non-appealable order or judgment by a court of competent jurisdiction, a final and binding settlement agreement or, in the case of taxes, pursuant to a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any comparable provision of state or local tax law), an Internal Revenue Service Form 870 or 870-AD (or successor form) signed by the Consenting Partner Release Party (or any comparable form under state or local tax law) (for the avoidance of doubt, subject to the applicable restrictions on settlement contained herein) or a settlement or notice of final partnership adjustment that goes uncontested by the applicable Oz Group member (or any comparable provisions under state or local tax law), and for the avoidance of doubt, in all cases excluding the Intended Effects. All indemnification payments made pursuant to this Indemnification and Release section shall be paid by the Oz Group on an after tax basis and net of any tax benefits actually realized (in the year of the Loss through and including the year in which the indemnification payment is made) by the Consenting Partner Release Parties in connection with the matter that is subject to indemnification and any amounts relating to Claims that are actually received by the Consenting Partner Release Parties under insurance policies, indemnities, reimbursement arrangements or contracts (including with respect to any breaches thereof), and the Consenting Partner Release Parties shall be required to take commercially reasonable steps to obtain recovery under such insurance policies, indemnities, reimbursement arrangements or contracts. The Consenting Partner Release Parties and the Oz Group shall cooperate in connection with any matters in which indemnification has been or may be sought pursuant to this Indemnification and Release section and shall each furnish any records and other information as may be reasonably requested by the other party in connection therewith, except for confidential tax information and except to the extent such records or other information is subject to the attorney-client or other similar privilege that would be waived (in whole or in part) as a result of such furnishing (in which case the Consenting Partner Release Parties shall use reasonable best efforts to implement alternative arrangements to (i) furnish such tax information on a redacted or other similar basis to eliminate confidential information and (ii) furnish any other records and other information to the extent permissible without waiving the attorney-client or other similar privilege); provided that any tax information needed in order for the Oz Group to ascertain the amount of the Loss and determine the amount of the required indemnification payment shall be deemed not to be confidential; provided further that the Oz Group shall keep all such tax information confidential to the extent permitted by law. Without limiting the foregoing, the Consenting Partner Release Parties shall (i) promptly inform the Oz Group of any communication (or any other correspondence) received from, or given to, any applicable governmental, quasi-governmental agency or other person in connection with any matter which is or would reasonably be expected to be subject to indemnification hereunder, (ii) permit the Oz Group to review in advance any proposed communication by such party to any such person to the extent relating thereto and incorporate the Oz Group’s reasonable comments, and (iii) as requested by the Oz Group and permitted by law, permit the Oz Group to participate in any applicable meetings or discussions with such person to the extent relating thereto, in the case of each of clauses (i)-(iii), to the extent such actions would not result in any waiver of any attorney-client or other similar privilege of such Consenting Partner Release Party (subject to the obligations of the Consenting Partner Release Parties set forth in the immediately preceding sentence).

In the event of a proceeding or other Claim against a Consenting Partner Release Party involving a third party for which indemnification or advancement of fees and expenses may be required hereunder (a “Third Party Claim”), you shall promptly (but in the case of a Third Party Claim relating to taxes, in no event later than 10 days following notice thereof) notify the Oz Group in writing and provide information as the Oz Group may reasonably request provided that a delay in notice shall not affect the Oz Group’s liability except to the extent it is materially prejudiced thereby. The Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense, and, other than with respect to such Claims related to taxes which shall be subject to the procedures set forth below, at its option shall be entitled to assume the defense thereof with counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you). If (i) such Third Party Claim relates to or arises in connection with any criminal proceeding brought by any governmental or quasi-governmental agency or entity, or (ii) such Third Party Claim seeks an injunction or equitable relief against you, then the Oz Group and each Indemnified Party Group (as defined below) (as represented by such group’s Permitted Counsel (as defined below), at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) shall jointly control such Third Party Claim and, to the extent included as indemnified parties pursuant to this Consent or a separate consent delivered in connection with the Recapitalization (“Indemnified Parties”), (A) Indemnified Parties that are DO Parties or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul, Weiss, Rifkind, Wharton & Garrison LLP is deemed reasonably acceptable to the Oz Group), (B) the applicable Indemnified Parties that are active executive managing directors or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Proskauer Rose LLP is deemed reasonably acceptable to the Oz Group) and (C) any other applicable Indemnified Parties as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul Hastings LLP is deemed reasonably acceptable to the Oz Group), in each case, to jointly control such Third Party Claim (plus, in each of (A), (B) and (C), if applicable, each of the Indemnified Party Groups shall be entitled to retain one local counsel reasonably acceptable to the Oz Group in any applicable jurisdiction in respect of any particular Claim for the applicable Indemnified Parties) at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) (the groups of Indemnified Parties in each of (A), (B) and (C), the “Indemnified Party Groups” and the applicable counsel for each such group, the “Permitted Counsel”). Notwithstanding the foregoing, if your counsel advises you in writing that representation by the same counsel would be inappropriate under applicable standards of professional conduct due to a material conflict of interest that exists or would reasonably be expected to arise in the event the Oz Group elects to control or defend any Third Party Claim, then each Indemnified Party Group (as represented by such group’s

Permitted Counsel, at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket)) shall be entitled to control their own defense of such Third Party Claim; provided, however that the Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense. For the avoidance of doubt, none of the consummation of the Recapitalization transactions or the execution of this Consent (including the indemnification and release provisions hereof), shall constitute, in and of themselves, a conflict for purposes of the foregoing sentence.

In the case of any Third Party Claim consisting of an audit, examination, or other proceeding of any taxes or tax returns of a Consenting Partner Release Party, (i) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim, then the Consenting Partner Release Party shall use commercially reasonable efforts (which shall not include settlement on terms not agreeable to you of such other tax matters) to sever the Third Party Claim from all other tax matters, (ii) if the applicable audit, examination or other proceeding includes solely Third Party Claims or the audit, examination or other proceeding was successfully severed in accordance with the immediately preceding clause (i) to solely include the Third Party Claim, then the Oz Group at its option shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you), (iii) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim and cannot be severed in accordance with clause (i), then the Consenting Partner Release Party shall be entitled to retain the defense thereof (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder) and if the Consenting Partner Release Party foregoes such defense, the Oz Group shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you) (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder), (iv) (1) to the extent the Oz Group controls such Third Party Claim pursuant to the immediately preceding clauses (i)-(iii) and determines (in consultation with the Consenting Partner Release Party) or (2) to the extent the Oz Group does not control any such Third Party Claim pursuant to clause (v) below and the Consenting Partner Release Party reasonably determines with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed) that any part of the underlying tax should be paid to the appropriate taxing authority prior to the final resolution of the Third Party Claim, (x) the Oz Group shall advance the Consenting Partner Release Party the amount of such tax (to the extent indemnifiable hereunder) and the Consenting Partner Release Party shall promptly remit such amount to the appropriate taxing authority, and (y) if such advance exceeds the amount of tax as ultimately determined, the Oz Group shall be entitled to offset the amount of such excess against any and all amounts otherwise owed to the Consenting Partner Release Party under this Consent or any applicable limited partnership agreement, and the Consenting Partner Release Party shall pay over to the Oz Group any amount remaining of such excess after such offset, if any, and (v) to the extent the Oz Group does not control any such audit, examination or other proceeding in accordance with the immediately preceding clauses (i)-(iii), the Oz Group may participate at its own expense and with its own selected counsel in the audit, examination or other proceeding only to the extent applicable to the Third Party Claim and the Consenting Partner Release Party shall only settle such Third Party Claim with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any tax information of a

Consenting Partner Release Party that is included in such a tax audit, examination or other proceeding controlled by the Oz Group (or in which the Oz Group participates) and that is not relevant to the Third Party Claim will be treated as confidential tax information and not shared with the Oz Group pursuant to the cooperation and information sharing provisions above and, to the extent any tax information is shared with the Oz Group or its advisors, such information shall be kept confidential to the extent permitted by law. For the further avoidance of doubt, the control, defense, and settlement of an audit, examination, or other proceeding of any taxes or tax returns of an Operating Partnership shall be governed by the provisions of the applicable limited partnership agreement and Sections 6221-6241 of the Code and the Treasury Regulations promulgated thereunder.

If the Oz Group assumes the defense of a Third Party Claim, the Oz Group shall control the defense and you shall be entitled (at your own expense) to participate in such defense. If the Oz Group is controlling the defense of any Third Party Claim, then the Oz Group shall be entitled to settle or compromise such Third Party Claim, and you shall agree to such settlement or compromise; provided, the Oz Group shall obtain your prior written consent (not to be unreasonably withheld, conditioned or delayed) before entering into any such settlement or compromise if (A) the same results in (i) injunctive or other equitable relief imposed against the applicable indemnified parties or (ii) a finding or admission of guilt, wrongdoing or any violation of law (provided that, for the avoidance of doubt, agreeing to an adjustment of items of income, gain, loss and deductions in connection with a civil tax settlement shall not be considered such an admission) on the part of the applicable indemnified parties or (B) the applicable indemnified parties are not expressly and unconditionally released from all liabilities and obligations with respect to such Third Party Claim. While you control defense of a Third Party Claim, the Oz Group shall use commercially reasonable efforts to defend and/or assist in your defense of any claim by a taxing authority relating to an allocation of income described in clause (i) of the definition of Loss in the prior paragraph. Whether or not the Oz Group assumes the defense of a Third Party Claim, neither you nor any applicable indemnified party shall admit any liability with respect to, or settle, compromise or discharge (or offer the same), such Third Party Claim without the Oz Group’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of any legal proceedings brought by you or the Consenting Partner Release Parties for the enforcement of the indemnification and release provisions of this Consent, the reasonable costs and expenses incurred by you and such Consenting Partner Release Parties (as applicable), on the one hand, and the Oz Release Parties, on the other hand, in connection therewith, including attorney fees and disbursements, and the interest accrued on any amounts owed by the Oz Group pursuant to the terms of the indemnification and release provisions of this Consent, in each case shall be reimbursed to you and such Consenting Partner Release Parties (as applicable) by the Oz Group solely to the extent you and such Consenting Partner Release Parties (as applicable) are the prevailing party in such legal proceedings. The indemnification rights of the Consenting Partner Release Parties hereunder shall be in addition to any other indemnification rights the Consenting Partner Release Parties may have under the Amended and Restated Limited Partnership Agreements of the Operating Partnerships or any existing indemnification agreements with any members of the Oz Group, in each case, without limiting the scope of the releases contained herein. The Consenting Partner Release Parties acknowledge that the Oz Group is obtaining a Tax Indemnity Policy underwritten by VALE Insurance Partners, LLC (the “Tax Indemnity Policy”) with respect to certain tax aspects of the Recapitalization. The Consenting Partner Release Parties acknowledge and agree that (i) for purposes of this Consent, the rights of the Oz Group to control or participate in any Third Party Claim involving taxes shall include the right of control or participation by the applicable insurers under the

Tax Indemnity Policy, and (ii) the Consenting Partner Release Parties shall reasonably cooperate with the Oz Group in any claims by the Oz Group pursuant to the Tax Indemnity Policy (which may include, for the avoidance of doubt but subject to the terms hereof, permitting the applicable insurers thereunder to control or participate in the applicable Third Party Claim to the extent required by the Tax Indemnity Policy).

For the avoidance of doubt, except as previously agreed to by any of the Oz Parties prior to the date hereof pursuant to an executed engagement letter or the sections entitled “Certain Protections” and “Expenses” in the Agreement, no costs or expenses incurred by any Consenting Partner Release Parties in connection with the review and negotiation of the Recapitalization and related documentation shall be subject to reimbursement, advancement or indemnification hereunder.

Delivery Instructions

The effectiveness of this Consent, including the release and the indemnification provisions set forth herein, is subject to the Recapitalization Closing. The Recapitalization Closing remains subject to the satisfaction or waiver of certain closing conditions related thereto, and there can be no guarantee that the transactions contemplated by the Agreement will be consummated on a timely basis or at all. In the event that for any reason, the Recapitalization does not occur by February 28, 2019, neither you nor the Oz Parties will have any obligation in respect of this Consent, including the release and indemnification provisions set forth herein, and this Consent shall terminate and be void and of no further force or effect. The execution of this Consent shall not obligate the Company to consummate the Recapitalization. The Recapitalization Closing may occur if the closing conditions to the Recapitalization are satisfied, even if you do not execute this Consent. If you do not execute and timely deliver this Consent, you will not be entitled to the benefits of the release and the indemnification provisions set forth herein.

Please have a duly authorized person sign this Consent, returning a copy of your signed Consent by email to David Levine, the Company’s Chief Legal Officer, at David.Levine@ozm.com and mailing the original of your signed Consent to the following address:

Och-Ziff Capital Management Group LLC

9 West 57th Street, 39th Floor

New York, New York 10019

Attention: Chief Legal Officer

We request that you complete these actions as soon as possible, and in any event no later than February 7, 2019. Should you have any questions concerning the above matters, please do not hesitate to contact David Levine at david.levine@ozm.com. We appreciate your assistance and thank you in advance for your prompt attention to this matter.

Miscellaneous

This Consent shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware (the “Selected Courts”) in any action arising out of this Consent, (ii) consents to the service of process by mail and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED,

WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EACH OF THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS CONSENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

This Consent may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Consent.

The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Consent shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring a Consent to be strictly construed against the drafting party), it being understood that the parties to this Consent are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Consent.

The parties intend for this Consent to constitute a legal, valid and binding obligation of each party hereto enforceable against such party in accordance with its terms. This Consent may not be assigned by any of the parties without the prior written consent of the other parties hereto.

Except as expressly contemplated herein, this Consent and the Implementation Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto except for pre-existing legal retention agreements.

Except as otherwise provided herein, it is understood and agreed among the parties that this Consent and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

No provision of this Consent may be amended, modified or waived except in writing, signed by each of the parties hereto. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Consent in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Consent were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Consent and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

The provisions of this Consent shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Consent, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Consent and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Page Follows]

Sincerely,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

OCH-ZIFF HOLDING CORPORATION

By:
Name:
Title:

OCH-ZIFF HOLDING LLC

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

Acknowledged, agreed and consented to as of the date first set forth above:

By:
Name:

[Signature Page to Recapitalization Consent]

Schedule A